EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 15, 2010, relating to the financial statements and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Cherokee Inc. for the year ended January 30, 2010.

/s/ Moss Adams LLP

Los Angeles, California

July 22, 2010